                                                   REGISTRATION NO. 333 -- 29869
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                      ------------------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    Form S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                             @ ENTERTAINMENT, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                              4841                           06--1487156
(State or Other Jurisdiction of       (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)            Identification No.)

                              ONE COMMERCIAL PLAZA
                            HARTFORD, CT 06103-3585
                                 (860) 549-1674
          (Address, including Zip Code and Telephone Number, including
            Area Code, of Registrant's Principal Executive Offices)
                      ------------------------------------
                             ROBERT E. FOWLER, III
                             @ ENTERTAINMENT, INC.
                              ONE COMMERCIAL PLAZA
                            HARTFORD, CT 06103-3585
                                 (860) 549-1674
               (Address, including Zip Code and Telephone Number,
                   including Area Code, of Agent for Service)
                      ------------------------------------
                                   COPIES TO:

                MARC R. PAUL, ESQ.                                   PAMELA M. GIBSON, ESQ.
                 BAKER & McKENZIE                                      SHEARMAN & STERLING
           815 CONNECTICUT AVENUE, N.W.                                  199 BISHOPSGATE
               WASHINGTON, DC 20006                                      LONDON EC2M 3TY
                                                                             ENGLAND

                      ------------------------------------
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-29869

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-29869) of @ Entertainment, Inc. (the "Registration Statement") is filed pursuant to Rule 462(d) of the Securities Act solely for the purpose of re-filing Exhibits 10.19, 10.20 and 10.21 to the Registration Statement for which confidential treatment was previously granted and subsequently has been extended by the Securities and Exchange Commission.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  1.1*    Form of Underwriting Agreement.
  2.1*    Contribution Agreement among Polish Investment Holdings, LP
          ("PIHLP"), ECO Holdings III Limited Partnership ("ECO"),
          Roger M. Freedman, Steele LLC, the AESOP Fund, LP, the
          Cheryl Anne Chase Marital Trust (the "CACMT") and @
          Entertainment, Inc. dated at June 22, 1997.
  2.2*    Purchase Agreement among ECO, @ Entertainment, Inc. and L.
          Ciesffia International, Inc. dated at June 22, 1997.
  3.1*    Amended and Restated Certificate of Incorporation of @
          Entertainment, Inc. dated at June 22, 1997.
  3.2*    Bylaws of @ Entertainment, Inc. as amended through July 14,
          1997.
  3.3*    Shareholders Agreement among ECO, PIHLP, Roger M. Freedman,
          Steele LLC, the CACMT, the AESOP Fund, LP and @
          Entertainment, Inc. dated at June 22, 1997.
  3.4*    Termination Agreement among PCI, PIHLP, ECO, Roger M.
          Freedman, Steele LLC, the AESOP Fund, LP, and the CACMT
          dated at June 22, 1997.
  3.5*    Registration Rights Agreement among @ Entertainment, PIHLP,
          ECO, Roger Freedman, Steele LLC, the AESOP Fund, LP, and the
          CACMT dated at June 22, 1997 (the "Registration Rights
          Agreement").
  3.6*    Amendment to Registration Rights Agreement.
  4.1*    Form of Common Stock Certificate.
  5*      Opinion of Baker & McKenzie with respect to the legality of the securities being registered.
  8*      Opinion of Baker & McKenzie with respect to the certain tax matters.
  9.1*    Voting Agreement by and among PIHLP, Roger M. Freedman,
          Steele LLC, and the CACMT dated at June 22, 1997.
  9.2*    Side Letter dated June 22, 1997 regarding the Voting
          Agreement.
 10.1*    Indenture dated at October 31, 1996 between PCI and State
          Street Bank and Trust Company relating to PCI's 9 7/8%
          Senior Notes due 2003 and its 9 7/8% Series B Senior Notes
          due 2003. (Incorporated by reference to Exhibit 4.11 of
          PCI's Form S-4 Registration Statement, Registration No.
          333-20307).
 10.2*    Form of Management Agreement among PCI and subsidiaries.
 10.3*    Form of Service Agreement among PCI and subsidiaries.
 10.4*    Corporate Overhead Allocation Agreement among PCI and
          subsidiaries. (Incorporated by reference to Exhibit 10.4 of
          PCI's Form S-4 Registration Statement, Registration No.
          333-20307).
 10.5*    Amendment to Service Agreement. (Incorporated by reference to Exhibit 10.5 of PCI's Form S-4 Registration Statement,
          Registration No. 333-20307).
 10.6*    Side Letter regarding Service Agreement. (Incorporated by
          reference to Exhibit 10.6 of PCI's Form S-4 Registration
          Statement, Registration No. 333-20307).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 10.7*    Employment Agreement, dated at January 1, 1997, between PCI and Robert E. Fowler, III, including Stock Option Agreement.
          Assigned to @ Entertainment (See Exhibits 10.22 and 10.25).
          (Incorporated by reference to Exhibit 10.7 of PCI's Form S-4
          Registration Statement, Registration No. 333-20307).
 10.8*    Deferred Compensation Agreement, dated at January 1, 1991, between Chase International Corporation (merged into World
          Cable Communications, Inc. ("WCCI"), now PCI) and Arnold L.
          Chase. Assigned to @ Entertainment (See Exhibits 10.22 and
          10.25). (Incorporated by reference to Exhibit 10.8 of PCI's
          Form S-4 Registration Statement, Registration No.
          333-20307).
 10.9*    Employment Agreement, dated at January, 1997, between PCI
          and George Makowski, including Stock Option Agreement.
          Assigned to @ Entertainment (See Exhibits 10.22 and 10.25).
          (Incorporated by reference to Exhibit 10.10 of PCI's Form
          S-4 Registration Statement, Registration No. 333-20307).
 10.10*   Employment Agreement, dated at September 1, 1996, between
          WCCI, and John Frelas, including Stock Option Agreement.
          Assigned to @ Entertainment (See Exhibit 10.22 and 10.25).
          (Incorporated by reference to Exhibit 10.11 of PCI's Form
          S-4 Registration Statement, Registration No. 333-20307).
 10.11*   Employment Agreement, dated at February 7, 1997, between PCI and Przemyslaw A. Szmyt, as amended. Assigned to @
          Entertainment (See Exhibit 10.22 and 10.25).
 10.12*   Stock Option Agreement dated June 23, 1997 between @
          Entertainment and Przemyslaw A. Szmyt.
 10.13*   Employment Agreement, dated at January 1, 1997, between PCI and Marek Sowa, as amended. Assigned to @ Entertainment (See
          Exhibit 10.22).
 10.14*   Employment Agreement, dated April 7, 1997, between PCI and
          David Warner Assigned to @ Entertainment (See Exhibit
          10.22).
 10.15*   Stock Option Agreement dated at June 23, 1997 between @
          Entertainment and David Warner.
 10.16*   Stock Option Plan of @ Entertainment.
 10.17*   Employment Agreement, dated at January 1, 1996, between
          PTK-Warszawa S.A. and Andrzej Muras. (Incorporated by
          reference to Exhibit 10.15 of PCI's Form S-4 Registration
          Statement, Registration No. 333-20307).
 10.18*   Form of Agreement for Lease of Cable Conduits with
          Telekomunikacja Polska S.A.
 10.19+   Agreement for Digital Transmission on the Astra System
          between Societe Europeene des Satellites S.A. ("SES") and
          PCI Programming, Inc. (Mozaic Entertainment, Inc. (formerly,
          PCI Programming, Inc., "Mozaic") (ASTRA 1F Satellite) dated
          March 26, 1997.
 10.20+   Agreement for Digital Transmission on the Astra System
          between SES and Mozaic (ASTRA 1F Satellite) dated March 26,
          1997.
 10.21+   Agreement for Digital Transmission on the Astra System
          between SES and Mozaic (ASTRA 1E Satellite) dated March 27,
          1997.
 10.22*   Form of Assignment and Assumption Agreement related to
          employment contracts with certain of the executive officers of @ Entertainment.
 10.23*   Shareholders Agreement between Chase International
          Corporation, Frank N. Cooper, Rutter-Dunn Communications,
          Inc., Poland Cablevision U.S.A., Inc., and Poland
          Cablevision B.V. ("PCBV"), dated at March 8, 1990.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 10.24*   Form of Assignment and Assumption Agreement related to stock option agreements with certain of the executives of @
          Entertainment.
 10.25*   Advisory Services Agreement between @ Entertainment and
          Handlowy Investments S.ar.l. dated at July 29, 1997.
 11.1*    Statement Regarding Calculation of Per Share Earnings.
 15*      Letter from KPMG Peat Marwick LLP regarding unaudited
          interim financial information.
 21*      List of subsidiaries of @ Entertainment.
 23.1*    Consent of KPMG Peat Marwick LLP with respect to @
          Entertainment.
 23.2*    Consent of KPMG Peat Marwick LLP with respect to Poland
          Cablevision (Netherlands) B.V.
 23.5*    Consent of Baker & McKenzie with respect to the legality of the securities being registered (contained in Exhibit 5).
 23.6*    Consent of Baker & McKenzie with respect to the certain tax matters (contained in Exhibit 8).
 25*      Power of Attorney (included on the signature page in Part II of this Registration Statement).
 27*      Financial Data Schedule.

---------------

* Previously filed.

+ Extended confidential treatment has been granted with respect to portions of this Exhibit. Such portions have been omitted and filed separately with the Securities and Exchange Commission.

     (b) Financial Statement Schedules

     The following are included in Part II of this Registration Statement.

     Schedule II -- Valuation and Qualifying Accounts*
                 -- @ Entertainment, Inc.
                 -- Poland Cablevision (Netherlands) B.V.
---------------

* Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on the 11th day of August, 1999.

                                          @ Entertainment, Inc.

                                          By: /s/ ROBERT E. FOWLER, III
                                            ------------------------------------
                                            Robert E. Fowler, III
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates stated:

                  SIGNATURE                                     TITLE                      DATE
                  ---------                                     -----                      ----
                      *                          Chairman of the Board of Directors   August 11, 1999
---------------------------------------------
               David T. Chase

                      *                          Director                             August 11, 1999
---------------------------------------------
               Arnold L. Chase

                      *                          Director                             August 11, 1999
---------------------------------------------
              Scott A. Lanphere

                      *                          Director                             August 11, 1999
---------------------------------------------
              Jerzy Z. Swirski

                                                 Director
---------------------------------------------
                David Chance

                                                 Director
---------------------------------------------
               Samuel Chisholm

                                                 Director
---------------------------------------------
              Agnieszka Holland

          /s/ ROBERT E. FOWLER, III              Chief Executive Officer and          August 11, 1999
---------------------------------------------    Director
            Robert E. Fowler, III                (Principal Executive Officer)

           /s/ DONALD MILLER-JONES               Chief Financial Officer              August 11, 1999
---------------------------------------------    (Principal Financial and Principal
             Donald Miller-Jones                 Accounting Officer)

       *By: /s/ ROBERT E. FOWLER, III
---------------------------------------------
            Robert E. Fowler, III
              Attorney-in-Fact